UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2012

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On April 2, 2012, Avista Corporation (Avista Corp.) filed electric and natural gas general rate cases with the Washington Utilities and Transportation Commission (WUTC).

Avista Corp. has requested an overall increase in billed electric rates of 8.8 percent (9.0 percent in base rates) and an overall increase in billed natural gas rates of 6.8 percent (7.0 percent in base rates). The filings are designed to increase annual electric revenues by $41.0 million and increase annual natural gas revenues by $10.1 million. Avista Corp.’s requests are based on a proposed overall rate of return of 8.25 percent, with a common equity ratio of 48.4 percent and a 10.9 percent return on equity.

As part of the filing, Avista Corp. has requested a rate decrease of 2.9 percent, designed to reduce electric revenues by $13.6 million, to rebate to customers the deferred liability for the Energy Recovery Mechanism (ERM). This rate decrease would not have any impact on Avista Corp.’s net income.

The net effect of the general rate increase request coupled with the ERM rebate is an overall increase in billed electric rates of 5.9 percent.

The WUTC has up to 11 months to review the filings and issue a decision.

Costs for updating and maintaining Avista Corp.’s generation, transmission and energy delivery systems to ensure reliability, along with rising operations and maintenance costs, continue to be the major drivers of Avista Corp.’s rate increase requests.

As part of the requests, Avista Corp. has asked the WUTC to address the delay between the time costs are incurred and when customers’ rates are reviewed and approved by the WUTC. This concept is referred to as regulatory lag. Avista Corp. contracted with a consultant to develop an attrition study to determine the annual revenue short-fall related to regulatory lag. Avista Corp. has proposed an attrition adjustment in this general rate case filing, based on the attrition study, which is designed to eliminate the annual revenue short-fall related to regulatory lag.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: April 4, 2012	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel
and Chief Compliance Officer